Exhibit 99.1

Social Life Network to Host March 28, 2019 Shareholder Live Webcast

DENVER, CO / ACCESSWIRE / March 28, 2019 / Social Life Network, Inc. (OTCQB: WDLF), announced that it will hold their shareholder update call today, March 28th, to include an update on the 10-K that was filed on March 15th, user growth across their social networks, and upcoming product and service launches for second quarter 2019.

The call is scheduled for after the close of trading today, at 1:30pm PT/4:30pm ET and will be held by Ken Tapp, CEO, and Mark DiSiena, CFO, and George Jage, President of MjLink.com, Inc. their wholly owned subsidiary.

Individuals interested in listening to the conference call may do so by dialing 866-682-6100 for domestic callers or 862-298-0702 for international callers.

To listen to a live webcast, please visit:

https://www.investornetwork.com/event/presentation/45495

A replay of the call will be available beginning March 28, 2019 at approximately 7:30pm PT/10:30pm ET through June 28, 2019. To access the replay, use the link above.

About Social Life Network, Inc.

Social Life Network, Inc. is an artificial intelligence and blockchain powered social network and e-commerce technology company based in Denver Colorado. After launching social networks, WeedLife.com for cannabis consumers and MjLink.com for cannabis and hemp business professionals in 2013, the company expanded their technology platform to service virtually any global industry with AI-powered e-commerce social networks to meet the growing demand for online international communities. In addition to the global cannabis and hemp industry, the company has e-commerce social networks in the Hunting and Fishing industry (HuntPost.com), Racket Sports (RacketStar.com), Soccer (FutPost.com), and residential Real Estate (LikeRE.com).

For more information, visit: https://www.Social-Life-Network.com

Disclaimer

This news release may include forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the Company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. No information in this press release should be construed as any indication whatsoever of the Company's or MjLink's future financial results, revenues or stock price. There are no assurances that the Company will successfully take MjLink public or be successful in raising funds with private placement in MjLink. This information in this press release does not constitute an offer to sell or a solicitation of an offer to buy the securities of MjLink. These statements are made under the ''Safe Harbor'' provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

Investor Relations
IR@Social-Life-Network.com
855-933-3277

SOURCE: Social Life Network, Inc.